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                                                                    Exhibit 21.1

                         SUBSIDIARIES OF THE REGISTRANT

AKAMAI TECHNOLOGIES LTD. -- Incorporated in the United Kingdom

AKAMAI TECHNOLOGIES GMBH -- Incorporated in Germany

AKAMAI TECHNOLOGIES SARL -- Incorporated in France

AKAMAI TECHNOLOGIES NETHERLANDS BV - Incorporated in the Netherlands

AKAMAI INTERNAIONAL BV - Incorporated in the Netherlands

AKAMAI TECHNOLOGIES SECURITIES CORPORATION -- Incorporated in Massachusetts

K STREAMING LLC - Organized in Delaware

AKAMAI SALES LLC - Organized in Delaware

AKAMAI JAPAN K.K. - Incorporated in Japan

KAHUA HK LIMITED  -- Organized in Hong Kong

AKAMAI TECHNOLOGIES INDIA PRIVATE LTD. - Incorporated in India

AKAMAI TECHNOLOGIES SPAIN SL - Incorporated in Spain

AKAMAI TECHNOLOGIES SINGAPORE PVT. LTD. - Incorporated in Singapore

NINE SYSTEMS CORPORATION - Incorporated in Delaware